Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 4

AMENDMENT NO. 4, dated as of March 14, 2011 (this “Amendment”), to the Credit Agreement referred to below, among NTELOS INC., a Virginia corporation (the “Borrower”), certain subsidiaries of the Borrower party thereto (the “Subsidiary Guarantors”) and the Lenders (as defined in the Credit Agreement referred to below) party hereto.

PRELIMINARY STATEMENTS

A. The Borrower, the Subsidiary Guarantors, the Lenders, and JP Morgan Chase Bank, N.A., as collateral agent, administrative agent, issuing bank and swing line bank are parties to a Credit Agreement, dated as of August 7, 2009 (as amended by (i) that certain AMENDMENT NO. 1 to the Credit Agreement, dated as of April 23, 2010, (ii) that certain AMENDMENT NO. 2 to the Credit Agreement, dated as of August 10, 2010, and (iii) that certain AMENDMENT NO. 3 to the Credit Agreement, dated as of August 24, 2010, as supplemented by that certain Joinder Agreement dated as of August 2, 2010 and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. As contemplated by Section 9.01 of the Credit Agreement, the Borrower has requested that the Lenders amend certain terms of the Credit Agreement as hereinafter provided, and the Required Lenders have agreed to amend the Credit Agreement subject to the satisfaction of the conditions precedent to effectiveness set forth in Section 4 hereof.

C. Each Lender signatory hereto holding Term B Advances and Additional Term B Loans has consented to this Amendment, and has agreed that effective as of immediately after the effectiveness of this Amendment such Lender will hold Term B Advances and Additional Term B Loans, in each case on the terms set forth herein and in amounts determined pursuant to Section 3 hereof, and subject to the conditions precedent to effectiveness set forth in Section 4 hereof.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Except as otherwise defined in this Amendment, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. As used herein, “Lead Arranger” means J.P. Morgan Securities LLC and “Joint Lead Arrangers” means J.P. Morgan Securities LLC and UBS Securities LLC. For purposes of this Amendment, “Syndication Agent” means CoBank, ACB and “Documentation Agent” means SunTrust Bank.

SECTION 2. Amendments to the Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 4 of this Amendment, effective as of the Effective Date, the Credit Agreement is hereby amended as follows:

(A) Section 1.01 of the Credit Agreement is hereby amended as follows:

(I) The definition of “Applicable Margin” is amended and restated as follows:

“Applicable Margin” means (a) in respect of the Revolving Credit Facility, 2.50% per annum for Base Rate Advances (including any Swing Line Advance) and 3.50% per annum for Eurodollar Rate Advances and (b) in respect of the Term B Facility and

Additional Term B Loans, (i) from the Amendment No. 4 Effective Date to the first date after the Amendment No. 4 Effective Date on which the Administrative Agent receives a certificate of the Chief Financial Officer and schedule of calculations pursuant to Section 5.02 or 5.03, 2.00% per annum for Base Rate Advances and 3.00% per annum for Eurodollar Rate Advances and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Leverage Ratio as set forth in the most recent certificate of the Chief Financial Officer and schedule of calculations delivered pursuant to Section 5.02 or 5.03:

Applicable Margin
Pricing Level	Leverage Ratio	Eurodollar Rate Advances	Base Rate Advances
1	<2.75:1	2.75%	1.75%
2	>2.75:1	3.00%	2.00%

Any increase or decrease in the Applicable Margin in respect of the Term B Facility and the Additional Term B Loans resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate of the Chief Financial Officer and schedule of calculations is delivered pursuant to Section 5.02 or 5.03; provided, however, that if such certificate and schedule are not delivered when due in accordance with either Section, then Pricing Level 2 shall apply in respect of the Term B Facility and the Additional Term B Loans, in each case as of the first Business Day after the date on which such certificate and schedule were required to have been delivered and in each case shall remain in effect until the date on which such certificate and schedule are delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.11(g).”

(II) The definition of “Base Rate” is amended by deleting clause (d) thereof and replacing it with the following clause (d):

“(d) 2.00%, in the case of the Term B Advances and the New Term Loans, and 3.00% in all other cases”

(III) The definition of “Eurodollar Rate is amended by deleting clause (b) thereof and replacing it with the following clause (b):

“(b) 1.00%, in the case of the Term B Advances and the New Term Loans, and 2.00% in all other cases”

(IV) The following new definitions are added in appropriate alphabetical order:

“Amendment No. 4” means that certain Amendment No. 4 dated as of March 14, 2011 among the Borrower, the Subsidiary Guarantors and the Lenders party thereto.

“Amendment No. 4 Effective Date” means the date that all conditions precedent to the effectiveness of Amendment No. 4 have been satisfied and Amendment No. 4 has become effective.”

(B) Section 2.06(a) is hereby amended by the insertion of the following words immediately following the words “without premium or penalty”:

“(other than any Repricing Fee payable pursuant to Section 2.18)”:

(C) A new Section 2.11(g) is hereby added to the Credit Agreement, reading in its entirety as follows:

“(g) If, as a result of any restatement of or other adjustment to the financial statements of the Parent (other than a restatement triggered by a change in GAAP), the Parent or the Lenders determine that (i) the Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate due to the inaccuracy of the financial statements used in making such calculation and (ii) a calculation of the Leverage Ratio using such restated or adjusted financial statements would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Bankruptcy Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.07(b) or under Article VI.”

(D) A new Section 2.18 is hereby added to the Credit Agreement, reading in its entirety as follows:

“2.18. Repricing Fee. If on or before the date that is six months after the Amendment No. 4 Effective Date, any (i) amendment, amendment and restatement or other modification of this Agreement is consummated or (ii) any voluntary prepayment of some or all of the Term B Advances or Additional Term B Loans or both with the proceeds of a substantially concurrent issuance or incurrence of new bank term loans, whether New Term Loans or otherwise (which voluntary prepayment shall be deemed to have occurred even if a portion of the Term B Advances or Additional Term B Loans or both are replaced, converted or re-evidenced with, into or by such new loans so long as some or all of the Term B Advances or Additional Term B Loans or both are so prepaid) is consummated, the effect of which, in the case of either clause (i) or clause (ii), is to decrease the Applicable Margin with respect to some or all of the Term B Advances and Additional Term B Loans (any such transaction or event described in (i) or (ii) above, a “Price Reduction”, then, simultaneously with the consummation of such Price Reduction, the Borrower shall pay to the Term B Lenders and Additional Term B Lenders (which shall include any Non-Consenting Lender that is required to assign its Loan in connection with any such Price Reduction but which shall not include the assignee of any such Non-Consenting Lender) a fee (the “Repricing Fee”) in an amount equal to 1.0% of the aggregate principal amount of the Term B Advances and Additional Term B Loans so repriced or refinanced in such Price Reduction (such Repricing Fee to be allocated among the Term B Lenders and Additional Term B Lenders pro rata in accordance with the aggregate amount of Term B Advances and Additional Term B Loans of each such Lender so repriced or refinanced) provided, that no such Repricing Fee shall be payable if such Price Reduction is undertaken in connection with a Change of Control or other transaction not permitted by this Agreement (as determined prior to giving effect to any amendment, amendment and restatement, prepayment, replacement, conversion or re-evidencing or other modification or waiver of this Agreement being adopted in connection with such transaction and related transactions). For the avoidance of doubt, a prepayment of Term B Advances or Additional Term B Loans with proceeds of Indebtedness incurred by the Wireline Parent or any of its Subsidiaries pursuant to Section 5.02(b)(viii) in connection with the Wireline Disposition shall not be deemed to be a Price Reduction irrespective of the interest rate payable on such Indebtedness.”

(E) Section 5.02(e)(vii)(A)(1) of the Credit Agreement is hereby amended by deleting the phrase “the Leverage Ratio shall be less than 3.25 to 1.00” and replacing such phrase with the following:

“the Leverage Ratio shall be less than 3.35 to 1.00”.

(F) Section 5.02(g)(x)(A)(1) of the Credit Agreement is hereby amended by deleting the phrase “the Leverage Ratio shall be less than 3.25 to 1.00” and replacing such phrase with the following:

“the Leverage Ratio shall be less than 3.35 to 1.00”.

(G) Exhibit C (Form of Assignment and Acceptance) is deleted and replaced in its entirety with Attachment I hereto.

SECTION 3. Loan Reallocations. (a) Each Lender executing this Amendment shall (i) complete the “Maximum Term Loan Amount” line on the Lender Signature Page hereof with an amount not less than the aggregate principal amount of Additional Term B Loans and Term B Advances currently held by such Lender as of its execution of its signature page hereto, and (ii) select Option A or Option B on such signature page.

(b) Each Lender signatory hereto that holds Term B Advances or Additional Term B Loans shall execute a counterpart of the Master Assignment and Acceptance Agreement in the form attached hereto as Attachment II (a “Master Assignment”), pursuant to which such Lender, effective as of the Effective Date sells the principal amount of Term B Advances and Additional Term B Loans indicated for such Lender as “Decrease Amount” (if any) in each case as set forth on Schedule I to such Master Assignment as such schedule is completed by the Lead Arranger on or prior to the Effective Date (pursuant to and subject to the limitations set forth in clause (d), below), in each case at a price equal to the principal amounts so sold.

(c) Each Lender signatory hereto that holds Term B Advances or Additional Term B Loans on and after the Effective Date shall, at the request of the Administrative Agent execute a counterpart of a Master Assignment, pursuant to which such Lender, effective as of a date selected by the Administrative Agent (which date shall not be before the Effective Date and shall be no later than 30 days after the Effective Date), purchases the principal amount of Term B Advances and Additional Term B Loans indicated for such Lender as “Increase Amount” (if any) in each case as set forth on Schedule I to such Master Assignment as such schedule is completed by the Lead Arranger prior to the effectiveness of such Master Agreement (pursuant to and subject to the limitations set forth in clause (d), below), in each case at a price equal to the principal amounts so purchased.

(d) (i) The Lead Arranger shall complete the columns on Schedule I to each Master Assignment titled “Term B Advance held immediately following effectiveness” and “Additional Term B Loan held immediately following effectiveness”, with such amounts for each Lender as the Lead Arranger may determine in its discretion, provided that, except with the consent of such Lender, such amount shall not be greater than (but, in the Lead Arranger’s discretion, may be less than or equal to) the amount indicated for such Lender on such Lender’s signature page to this Amendment as such Lender’s “Maximum Term Loan Amount”.

(ii) At the election of the Administrative Agent in its sole discretion, the Master Assignments (and Schedule I to each Master Assignment) may be completed and executed as one or more separate agreements, each with a separate Schedule I, each of which shall be applicable as to one or more Lenders, and, to the extent the Administrative Agent so deems advisable for administrative purposes in consummating the intended allocations and assignments to be made pursuant to clauses (b), (c), and (d)(i) of this Section 3, the Administrative Agent may modify and update the headings of, and the information in, the columns in Schedule I to, and may complete and update the information required by, one or more of the Master Assignments.

SECTION 4. Effectiveness. The effectiveness of the amendments to the Credit Agreement set forth in Section 2 of this Amendment and of the agreements of the Lenders set forth in Section 2 of this Amendment is subject to the satisfaction of the following conditions precedent (the date of such satisfaction, the “Effective Date”):

(a) The Borrower, the Subsidiary Guarantors, and the Required Lenders shall have executed and delivered this Amendment to the Administrative Agent.

(b) If the Required Lenders have executed and delivered this Amendment to the Administrative Agent and there have been Non-Consenting Lenders, then (i) such Non-Consenting Lenders shall have sold and assigned (or, effective simultaneously with the effectiveness of this Amendment, shall sell and assign) to the Administrative Agent or to a Person or Persons designated by the Administrative Agent, all of the Term B Advances and Additional Term B Loans and Revolving Commitments of such Non-Consenting Lenders, for an amount equal to the principal balance of all such Term B Advances, Additional Term B Loans and outstanding Revolving Loans held by each Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of such sale, and such purchase and sale shall have been consummated (or shall be consummated simultaneously with the effectiveness of this Amendment), as set forth in the penultimate paragraph of Section 9.01 of the Credit Agreement, either (A) pursuant to a fully executed Assignment and Acceptance or (B) pursuant to a deemed execution and delivery of an Assignment and Acceptance, and (ii) the purchaser or purchasers of the Term B Advances and Additional Term B Loans from such Non-Consenting Lenders shall have executed this Amendment (and a counterpart of the Master Assignment in the form attached hereto as Attachment II).

(c) Each Lender holding Term B Advances or Additional Term B Loans shall have executed a counterpart to the Master Assignment in the form attached hereto as Attachment II.

(c) The Borrower shall have paid all interest and fees accrued pursuant to the Loan Documents through the Effective Date, whether or not otherwise due as of such date.

(d) The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that after giving effect to this Amendment the representations and warranties contained in Section 7 of this Amendment are true and correct.

(e) The Borrower shall have paid to the Joint Lead Arrangers all fees and expenses payable to the Joint Lead Arrangers in connection with this Amendment.

SECTION 5. Costs and Expenses. Without limiting the obligations of Borrower under the Credit Agreement, the Borrower agrees to pay to the Administrative Agent all of the Administrative Agent’s costs, expenses, fees and disbursements paid or payable in connection with the preparation, negotiation, execution and delivery of this Amendment, including the fees of counsel to the Administrative Agent in connection with the foregoing.

Each Lender holding Term B Advances or Additional Term B Loans waives any payment that may otherwise be due pursuant to Section 9.04(c) of the Credit Agreement with respect to (i) the modifications to the Credit Agreement on the Effective Date, (ii) any payment of interest made in connection with this amendment, and/or (iii) the assignments made pursuant to the Master Assignment.

SECTION 6. Consent and Affirmation of the Loan Parties.

(a) Each Loan Party (prior to and after giving effect to this Amendment) hereby consents to the amendment of the Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Credit Agreement, this Amendment or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Amendment. For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that the existing security interests granted by such Loan Party in favor of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the obligations of the Loan Parties under the Credit Agreement and the other Loan Documents as and to the extent provided in the Loan Documents. Each Subsidiary Guarantor reaffirms and agrees that its guarantee of the obligations of the Loan Parties under the Credit Agreement and the Loan Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

(b) Each Subsidiary Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Subsidiary Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

SECTION 7. Confirmation of Representations and Warranties.

(a) Each Loan Party hereby represents and warrants, on and as of the date hereof, that the representations and warranties contained in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained in such representations and warranties) on and as of the date hereof, before and after giving effect to this Amendment, as though made on and as of the date hereof, other than any such representations or warranties that, by their terms, refer to a specific date.

(b) Each Loan Party represents and warrants, on and as of the date hereof, that (i) it has the requisite power to execute and deliver this Amendment, and all corporate or other action required to be taken by it for the due and proper authorization, execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby has been duly and validly taken; (ii) this Amendment has been duly authorized, executed and delivered by it and (iii) no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery of this Amendment.

(c) Each Loan Party represents and warrants that this Amendment constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Each Loan Party hereby represents and warrants that, on and as of the date hereof, no event has occurred and is continuing that constitutes a Default or an Event of Default.

SECTION 8. Reference to and Effect on the Credit Agreement.

(a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b) The Credit Agreement as specifically amended by this Amendment is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Amendment shall be a “Loan Document” for purposes of the definition thereof in the Credit Agreement.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement.

SECTION 9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery by telecopier or other electronic means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 10. Governing Law. This Amendment, including any claim or controversy arising herefrom whether sounding in contract law, tort law or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws principles thereof that would result in the application of any law other than the laws of the State of New York.

SECTION 11. Headings. Section headings are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

SECTION 12. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

NTELOS INC., as Borrower

By	/s/ Michael B. Moneymaker
Name:	Michael B. Moneymaker
Title:	Executive Vice President, Chief Financial
Officer, Secretary and Treasurer

FIBERNET, L.L.C.
FIBERNET OF OHIO, LLC
FIBERNET OF VIRGINIA, INC.
FIBERNET TELECOMMUNICATIONS OF PENNSYLVANIA, LLC
MOUNTAINEER TELECOMMUNICATIONS, LLC
NA COMMUNICATIONS, INC.
NTELOS CABLE INC.
NTELOS CABLE OF VIRGINIA INC.
NTELOS COMMUNICATIONS INC.
NTELOS COMMUNICATIONS SERVICES INC.
NTELOS CORNERSTONE INC.
NTELOS FIBERNET INC.
NTELOS LICENSES INC.
NTELOS MEDIA INC.
NTELOS NETACCESS INC.
NTELOS NET LLC
NTELOS NETWORK INC.
NTELOS OF WEST VIRGINIA INC.
NTELOS PCS INC.
R&B CABLE, INC.
R&B COMMUNICATIONS, INC.
R&B NETWORK, INC.
RICHMOND 20MHZ, LLC
ROANOKE & BOTETOURT NETWORK LLC
THE BEEPER COMPANY
VIRGINIA RSA 6 LLC
VIRGINIA PCS ALLIANCE, L.C.
VIRGINIA TELECOMMUNICATIONS PARTNERSHIP
WEST VIRGINIA PCS ALLIANCE, L.C., as Guarantors

By	/s/ Michael B. Moneymaker
Name:	Michael B. Moneymaker
Title:	Executive Vice President, Chief Financial
Officer, Secretary and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By	/s/ John G. Kowalczuk
Name:	John G. Kowalczuk
Title:	Executive Director

[ADMINISTRATIVE AGENT SIGNATURE PAGE TO AMENDMENT NO. 4 TO NTELOS INC. CREDIT AGREEMENT]